Exhibit 99.1

 OMI Corporation Announces Increase in Quarterly Dividend and Additional Stock
                              Repurchase Authority

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 11, 2006--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors has increased the regular quarterly dividend on its common stock to $0.125 per share. It declared a dividend in that amount payable on October 11, 2006 to holders of record on October 2, 2006. The Board of Directors also authorized the repurchase of up to an additional $70 million of its common stock bringing the total authorized amount to approximately $113.6 million.
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 48 vessels, consisting of 13 Suezmaxes and 35 product carriers aggregating approximately 3.6 million deadweight tons.

    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773